UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15 (d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 7, 2013

KILROY REALTY CORPORATION

KILROY REALTY, L.P.

(Exact name of registrant as specified in its charter)

Maryland (Kilroy Realty Corporation)	001-12675 (Kilroy Realty Corporation)	95-4598246 (Kilroy Realty Corporation)
Delaware (Kilroy Realty, L.P.)	000-54005 (Kilroy Realty, L.P.)	95-4612685 (Kilroy Realty, L.P.)
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 481-8400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

Recent Developments

The following discussion provides information with respect to certain recent developments of Kilroy Realty Corporation (the “Company”) and Kilroy Realty, L.P. (the “Operating Partnership”). Unless otherwise expressly stated or the context otherwise requires, “we,” “us” and “our” refer collectively to the Company, the Operating Partnership and the Company’s other subsidiaries.

Acquisitions.

12233 Olympic Boulevard. Since September 30, 2012, we acquired a three-story office campus totaling approximately 151,000 rentable square feet known as Tribeca West located in West Los Angeles, California, for approximately $72.9 million. As part of the acquisition, we have assumed an existing secured loan of approximately $40.7 million.

599 N Mathilda. In connection with the 555 N Mathilda Campus development project described below, we also acquired a three-story office building located at 599 N Mathilda Avenue in Mountain View, California, totaling approximately 76,000 rentable square feet for approximately $32.0 million. The property is directly adjacent to the 555 N Mathilda Campus and is 100% leased to LinkedIn Corporation for a remaining term of approximately seven years.

Pending acquisition. As of January 7, 2013, we have entered into a purchase agreement to purchase one project encompassing approximately 319,000 rentable square feet in the South Lake Union submarket of greater Seattle for a purchase price of approximately $170.0 million (which includes the assumption of approximately $84.0 million of debt secured by the project). The acquisition is expected to close in the first quarter of 2013. However, this acquisition is subject to closing conditions and other uncertainties and we cannot provide assurance that this acquisition will be consummated at the price, on the terms or by the date currently contemplated, or at all.

Including the recently completed acquisitions discussed above, in 2012 we have acquired a total of seven office projects encompassing an aggregate of approximately 1.8 million rentable square feet for an aggregate purchase price of approximately $676.9 million, including the assumption of approximately $212.2 million of mortgage indebtedness.

In the future, we may enter into agreements to acquire, subject to the satisfaction of closing conditions, other properties or interests in other properties. We cannot provide assurance that we will enter into any agreements to acquire properties or interests in properties, or that we will be able to develop properties pursuant to such agreements, or that the potential acquisitions or development contemplated by any agreements we may enter into in the future will be completed. Costs associated with these transactions are expensed as incurred and we may be unable to complete an acquisition after making a nonrefundable deposit or incurring acquisition-related costs. In addition, acquisitions are subject to various other risks and uncertainties.

Development and redevelopment plans.

350 Mission Street. We acquired an approximately 0.43 acre development site at 350 Mission Street in the South of Market financial district of San Francisco, California, for approximately $52.0 million in cash. We have signed a long-term lease with salesforce.com for up to 445,000 square feet of the 27-story office tower presently under construction at the site, including approximately 50,000 square feet of must-take space that is subject to us obtaining entitlements to add three stories to the building. We estimate the total development cost for the office tower, including the land, will be approximately $250.0 million and could increase by approximately $25.0 million if the entitlements to add these three additional stories to the building are obtained.

331 Fairchild. We acquired a development site at 331 Fairchild Drive in Mountain View, California, where we have agreed to develop, own and manage an approximately 88,000 square-foot office building for Audience, Inc. pursuant to a 10-year lease agreement. We expect to invest approximately $45.0 million, including the cost of the land, to develop the office project which is expected to be competed in the fourth quarter of 2013.

555 N Mathilda Campus. We acquired a land site in Sunnyvale, California of approximately 12 acres, where we have agreed to develop, own and manage an approximately 587,000 square-foot office complex for LinkedIn Corporation pursuant to a 12-year lease agreement. We expect to invest approximately $315.0 million, including the cost of the land, to develop the office complex, which is expected to be completed in the second half of 2014.

Development and redevelopment of properties is subject to a number of risks and uncertainties, and we cannot assure you that we will commence or complete any of the development projects described above by the dates set forth above, that the costs of these projects will not exceed, perhaps substantially, the estimated costs set forth above, or that these projects will be completed on the other terms currently contemplated, or at all.

Dispositions. As part of our ongoing capital recycling strategy, on December 17, 2012, we announced the completion of the sale of 44 properties for gross proceeds of approximately $355.0 million in two tranches to two institutional buyers, representing our entire industrial portfolio and two small office projects, which in aggregate total approximately 3.7 million rentable square feet. We expect to reinvest the proceeds from these sales into our expanding West Coast office development program.

Amendment of credit facility. We entered into an amendment to our $500.0 million unsecured revolving credit facility on November 28, 2012. The amendment includes, among other things, extending the maturity date to April 3, 2017 and reducing both the interest rate spread and the facility fee. As amended and restated, the credit facility currently bears interest at LIBOR plus 1.45% and currently includes a 30.0 basis point facility fee based on our current credit ratings.

Repayment of debt. On January 4, 2013, we repaid an $83.6 million loan secured by Skyline Tower located at 10900 NE 4th Street in Bellevue, Washington, which we acquired in July of 2012.

Debt Covenant Compliance

The Operating Partnership’s unsecured revolving credit facility, unsecured term loan facility, outstanding unsecured senior notes and certain other secured debt arrangements contain covenants and restrictions requiring it to meet certain financial ratios and reporting requirements. The following table supersedes the information set forth in the corresponding table in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on October 31, 2012, regarding key existing financial covenants and their covenant levels:

Unsecured revolving credit facility and unsecured term loan facility (as determined pursuant to the applicable credit agreements):	Covenant level	Actual performance at September 30, 2012
Total debt to total asset value	less than 60%	35%
Fixed charge coverage ratio	greater than 1.5x	2.5x
Unsecured debt ratio	greater than 1.67x	2.85x
Unencumbered asset pool debt service coverage	greater than 2.0x	3.4x

Unsecured senior notes due 2015, 2018 and 2020 (as determined pursuant to the applicable indentures):
Total debt to total assets	less than 60%	37%
Consolidated income available for debt service to annual debt service charge	greater than 1.5x	3.3x
Secured debt to total assets	less than 40%	10%
Total unencumbered assets to unsecured debt	greater than 150%	293%

For additional information regarding how the foregoing percentages and ratios are calculated under these covenants, and for the definitions of some of the terms used in the foregoing table, please see the form of unsecured revolving credit facility and unsecured term loan facility that we have filed with the SEC and the indenture and related officers’ certificates and forms of senior notes that we have filed with the SEC.

Description of Capital Stock; Description of Material Provisions of the Partnership Agreement of Kilroy Realty, L.P.; and Supplement to Certain Provisions of Maryland Law and of the Company’s Charter and Bylaws

The information included in Exhibit 99.1 of this Current Report on Form 8-K provides a summary of (i) some of the terms and provisions of the capital stock of the Company; (ii) some of the terms and provisions of the Seventh Amended and Restated Agreement of Limited Partnership of the Operating Partnership; and (iii) some of the terms and provisions of Maryland law and the Company’s charter and bylaws relating to meetings of stockholders. The information in Exhibit 99.1 hereto shall also be deemed incorporated by reference in any registration statement, prospectus or other document filed, on or after January 7, 2013, by the Company and/or the Operating Partnership under the Securities Act of 1933, as amended, to the extent expressly set forth by specific reference to this Current Report on Form 8-K or Exhibit 99.1 hereto in such registration statement, prospectus or other document, as the case may be, and supersedes, in its entirety, each section entitled “Description of Capital Stock,” “Description of Material Provisions of the Partnership Agreement of Kilroy Realty, L.P.” and “Certain Provisions of Maryland Law and of the Company’s Charter and Bylaws—Meetings of Stockholders,” or any similarly titled sections, contained or incorporated by reference, if applicable, in any registration statements filed by the Company and/or the Operating Partnership under the Securities Act of 1933, as amended, prior to the date of this Current Report on Form 8-K, or in any Current Report on Form 8-K filed by the Company or by the Company and the Operating Partnership prior to the date of this Current Report.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

99.1 Description of Capital Stock; Description of Material Provisions of the Partnership Agreement of Kilroy Realty, L.P.; and Supplement to Certain Provisions of Maryland Law and of the Company’s Charter and Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY CORPORATION

By:
/s/ Heidi R. Roth
Heidi R. Roth
Senior Vice President, Chief Accounting Officer and Controller

Date: January 7, 2013

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY, L.P.

By:	KILROY REALTY CORPORATION,
Its general partner

By:
/s/ Heidi R. Roth
Heidi R. Roth
Senior Vice President, Chief Accounting Officer and Controller

Date: January 7, 2013